Exhibit 99.1

The Men’s Wearhouse, Inc.
News Release
For Immediate Release
MEN’S WEARHOUSE REPORTS
FISCAL 2009 THIRD QUARTER RESULTS
•	Q3 2009 GAAP diluted EPS was $0.37 compared with Q3 2008 GAAP diluted EPS of $0.28 and adjusted diluted EPS of $0.30
•	Company provides guidance for the fourth quarter of fiscal 2009
•	Conference call at 5:00 pm Eastern today
HOUSTON — December 8, 2009 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the third quarter ended October 31, 2009.
Third Quarter Sales Summary — Fiscal 2009

					Total Sales	Comparable Store Sales
	U.S. dollars, in millions				Change %	Change %
	Current Year		Prior Year			Current Year		Prior Year

Total Company	$462.0		$459.7		0.5%

MW	$317.6	(a)	$315.6	(a)	0.6%	- 0.2	%(b)	- 12.1	%(b)

K&G	$79.3		$80.4		-1.4%	-1.1%		-13.0%

United States	$406.0		$406.4		-0.1%	-0.4%		-12.3%

Moores	$56.0		$53.3		5.0%	1.9	%(c)	- 4.9	%(c)

Year-To-Date Sales Summary — Fiscal 2009

					Total Sales	Comparable Store Sales
	U.S. dollars, in millions				Change %	Change %
	Current Year		Prior Year			Current Year		Prior Year

Total Company	$1,452.4		$1,496.1		- 2.9%

MW	$987.5	(a)	$1,006.2	(a)	- 1.9%	- 3.0	%(b)	- 8.9	%(b)

K&G	$277.4		$277.4		0.0%	-0.8%		-12.0%

United States	$1,292.1		$1,317.7		- 1.9%	-2.5%		- 9.6%

Moores	$160.3		$178.4		-10.1%	- 1.9	%(c)	- 3.8	%(c)

(a)	Includes retail stores and ecommerce.

(b)	Comparable store sales do not include ecommerce. Stores from the After Hours acquisition are included beginning Q2 of fiscal 2008.

(c)	Comparable store sales change is based on the Canadian dollar.

Diluted earnings per common share were $0.37 for the third quarter ended October 31, 2009. This compares to diluted earnings per common share guidance given September 9, 2009 of $0.27 to $0.30. Prior year third quarter GAAP diluted earnings per common share were $0.28 and adjusted diluted earnings per common share were $0.30 excluding $1.8 million (pre tax), or $0.02 per diluted share outstanding, in costs incurred in connection with the closure of the Canadian-based manufacturing facility operated by the Company’s subsidiary, Golden Brand.
THIRD QUARTER REVIEW
•	Total Company sales increased 0.5% for the quarter.
o	Clothing product sales, representing 72.3% of fiscal third quarter 2009 total net sales, decreased 0.2% due to decreases in the Company’s comparable store sales primarily driven by a reduction in store traffic levels offset by higher average ticket.

o	Tuxedo rental sales, representing 21.1% of fiscal third quarter 2009 total net sales, increased 1.2%.
•	Gross margin before occupancy costs, as a percentage of total net sales, decreased 50 basis points from 60.0% to 59.5%. Clothing product margins, as a percentage of related sales, decreased 114 basis points due to increased promotional activities and were offset by higher alteration service margins and the impact of the higher margin tuxedo rental revenues. Tuxedo rental revenue increased slightly as a mix of total sales from 21.0% to 21.1%.

•	Occupancy costs decreased, as a percentage of total net sales, by 27 basis points from 15.9% to 15.7%. On an absolute dollar basis, occupancy costs decreased 1.2% from $73.3 million in the prior year to $72.4 million.

•	Selling, general, and administrative expenses were $172.6 million in the current year and decreased 2.6% from the prior year’s adjusted SG&A of $177.1 million which excludes $1.8 million in costs associated with the closing of Golden Brand. The decrease is primarily due to cost-cutting measures and operational efficiencies. As a percentage of total net sales, adjusted SG&A decreased 118 basis points from 38.5% to 37.4%. SG&A excluding advertising decreased 4.8% from the adjusted prior year quarter.

•	Operating income was $30.1 million or 6.5% of total net sales compared to adjusted operating income of $25.6 million or 5.6% of total net sales for the same period last year, excluding $1.8 million in Golden Brand closure costs. Net income was $19.7 million or 4.3% of total net sales compared to adjusted net income of $15.7 million or 3.4% of total net sales for the same period last year, which excludes $1.1 million in Golden Brand closure costs (net of tax).

•	Cash and cash equivalent balances as of the end of the third quarter of 2009 were $198.5 million, an increase of $96.8 million over the cash and cash equivalent balances plus amounts held in short-term investments as of the same period last year.

•	Total inventories of $473.6 million declined 3.5% from the prior year third quarter of $490.8 million.

•	Long term debt as of the end of the third quarter of 2009 was $43.0 million, a decrease of $45.6 million from the same period last year.
FOURTH QUARTER FISCAL 2009 GUIDANCE
The Company anticipates comparable store sales to decrease in the low single digit range at the Men’s Wearhouse. The Moores comparable store sales are expected to be flat to a low single digit increase. The K&G comparable store sales are anticipated to be flat to a low single digit decrease. Total Company sales are expected to decline in low single digit range for the fourth quarter. This includes a low single digit decrease in tuxedo rental revenues.
Gross profit before occupancy costs for the fourth quarter is expected to decline in the low single digit range from the prior year as the Company begins to anniversary a more aggressive posture in strengthening its value proposition for customers. Occupancy costs are expected to be in a flat to a low single digit decrease for the fourth quarter in absolute dollar terms.
Selling, general and administrative expenses for the fourth quarter are expected to be in the range of flat to a 1% increase from the prior year, excluding advertising costs, a prior year pretax non-cash fixed asset impairment charge of $1.8 million and a prior year gain of $8.8 million associated with an eminent domain sale of a distribution center.
This guidance includes an estimated effective tax rate of approximately 39.0% for the fourth quarter. In the prior year, the Company realized an income tax benefit for the quarter due to favorable developments on certain outstanding income tax matters and a true up of the tax provision for the full year.
The Company’s effective tax rate for the fiscal year is now estimated at 36.8%.
Weighted average fully diluted common shares outstanding are estimated to be 52.5 million for the fourth quarter and 52.3 million for the full year.
For the fourth quarter, the Company expects a GAAP loss per share to be in a range of $0.15 to $0.19.

UPDATED CONFERENCE CALL AND WEBCAST INFORMATION
At 5:00 pm Eastern time on Tuesday, December 8, 2009, company management will host a conference call and real time web cast to review the fiscal third quarter and its outlook for the fourth quarter of fiscal 2009.
To access the conference call, dial 480-629-9724. To access the live webcast presentation, visit the Investor Relations section of the company’s website at www.menswearhouse.com. A telephonic replay will be available through December 15, 2009 by calling 303-590-3030 and entering the access code of 4187917#, or a webcast archive will be available free on the website for approximately 90 days.
STORE INFORMATION

	October 31, 2009		November 1, 2008		January 31, 2009
	Number	Sq. Ft.	Number	Sq. Ft.	Number	Sq. Ft.
	of Stores	(000’s)	of Stores	(000’s)	of Stores	(000’s)

Men’s Wearhouse	581	3,279.8	579	3,248.7	580	3,263.1

Men’s Wearhouse and Tux	469	639.9	495	670.4	489	665.0

Moores, Clothing for Men	117	734.6	117	727.9	117	729.3

K&G (a)	107	2,475.6	107	2,473.0	108	2,493.4

Total	1,274	7,129.9	1,298	7,120.0	1,294	7,150.8

(a)	94, 92 and 93 stores, respectively, offering women’s apparel.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,274 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks and other factors described in the Company’s annual report on Form 10-K for the year ended January 31, 2009 and subsequent Forms 10-Q.
For additional information on Men’s Wearhouse, please visit the Company’s website at www.menswearhouse.com.

CONTACT:	Neill Davis, EVP & CFO, Men’s Wearhouse (281) 776-7000 Ken Dennard, DRG&E (713) 529-6600

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE THREE MONTHS ENDED
October 31, 2009 AND November 1, 2008
(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2009	Sales	2008	Sales	Dollar	%	Points

Net sales:
Clothing product	$333,882	72.27%	$334,415	72.75%	$(533)	(0.16%)	(0.48)
Tuxedo rental services	97,702	21.15%	96,498	20.99%	1,204	1.25%	0.15
Alteration and other services	30,431	6.59%	28,760	6.26%	1,671	5.81%	0.33

Total net sales	462,015	100.00%	459,673	100.00%	2,342	0.51%	0.00

Total cost of sales	259,341	56.13%	256,949	55.90%	2,392	0.93%	0.23

Gross margin (a)	202,674	43.87%	202,724	44.10%	(50)	(0.02%)	(0.23)

Selling, general and administrative expenses	172,595	37.36%	178,955	38.93%	(6,360)	(3.55%)	(1.57)

Operating income	30,079	6.51%	23,769	5.17%	6,310	26.55%	1.34

Net interest	(19)	0.00%	(234)	0.05%	(215)	(91.88%)	(0.05)

Earnings before income taxes	30,060	6.51%	23,535	5.12%	6,525	27.72%	1.39

Provision for income taxes	10,375	2.25%	8,948	1.95%	1,427	15.95%	0.30

Net earnings	$19,685	4.26%	$14,587	3.17%	$5,098	34.95%	1.09

Net earnings per diluted common share (b)	$0.37		$0.28

Weighted average diluted common shares outstanding:	52,442		52,011

(a)	Gross margin as a percentage of related sales:

	Three Months Ended				Variance
		% of		% of
		Related		Related			Basis
	2009	Sales	2008	Sales	Dollar	%	Points

Clothing margin	$186,528	55.87%	$190,622	57.00%	$(4,094)	(2.15%)	(1.14)
Tuxedo margin	81,205	83.11%	80,296	83.21%	909	1.13%	(0.10)
Alteration and other services margin	7,335	24.10%	5,087	17.69%	2,248	44.19%	6.42
Occupancy costs	(72,394)	(15.67%)	(73,281)	(15.94%)	887	1.21%	0.27

Gross margin	$202,674	43.87%	$202,724	44.10%	$(50)	(0.02%)	(0.23)

(b)	Calculated based on net earnings less net earnings allocated to participating securities of $196 thousand for the three months ended October 31, 2009.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE NINE MONTHS ENDED
October 31, 2009 AND November 1, 2008
(In thousands, except per share data)

	Nine Months Ended				Variance
		% of		% of			Basis
	2009	Sales	2008	Sales	Dollar	%	Points

Net sales:
Clothing product	$1,057,246	72.80%	$1,109,014	74.13%	$(51,768)	(4.67%)	(1.33)
Tuxedo rental services	298,688	20.57%	294,145	19.66%	4,543	1.54%	0.90
Alteration and other services	96,423	6.64%	92,899	6.21%	3,524	3.79%	0.43

Total net sales	1,452,357	100.00%	1,496,058	100.00%	(43,701)	(2.92%)	0.00

Total cost of sales	823,906	56.73%	828,536	55.38%	(4,630)	(0.56%)	1.35

Gross margin (a)	628,451	43.27%	667,522	44.62%	(39,071)	(5.85%)	(1.35)

Selling, general and administrative expenses	525,704	36.20%	574,491	38.40%	(48,787)	(8.49%)	(2.20)

Operating income	102,747	7.07%	93,031	6.22%	9,716	10.44%	0.86

Net interest	(179)	0.01%	(1,358)	0.09%	(1,179)	(86.82%)	(0.08)

Earnings before income taxes	102,568	7.06%	91,673	6.13%	10,895	11.88%	0.93

Provision for income taxes	38,142	2.63%	34,318	2.29%	3,824	11.14%	0.33

Net earnings	$64,426	4.44%	$57,355	3.83%	$7,071	12.33%	0.60

Net earnings per diluted common share (b)	$1.22		$1.10

Weighted average diluted common shares outstanding:	52,218		51,913

(a)	Gross margin as a percentage of related sales:

	Nine Months Ended				Variance
		% of		% of
		Related		Related			Basis
	2009	Sales	2008	Sales	Dollar	%	Points

Clothing margin	$572,248	54.13%	$624,256	56.29%	$(52,008)	(8.33%)	(2.16)
Tuxedo margin	248,684	83.26%	244,576	83.15%	4,108	1.68%	0.11
Alteration and other services margin	25,547	26.49%	19,291	20.77%	6,256	32.43%	5.73
Occupancy costs	(218,028)	(15.01%)	(220,601)	(14.75%)	2,573	1.17%	(0.27)

Gross margin	$628,451	43.27%	$667,522	44.62%	$(39,071)	(5.85%)	(1.35)

(b)	Calculated based on net earnings less net earnings allocated to participating securities of $638 thousand for the nine months ended October 31, 2009.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	October 31,	November 1,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$198,538	$84,337
Short-term investments	—	17,434
Accounts receivable, net	17,304	17,804
Inventories	473,626	490,831
Other current assets	48,997	66,223

Total current assets	738,465	676,629
Property and equipment, net	370,191	393,391
Tuxedo rental product, net	100,653	84,702
Goodwill	59,111	58,695
Other assets, net	12,655	18,361

Total assets	$1,281,075	$1,231,778

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$121,374	$130,944
Accrued expenses and other current liabilities	106,082	102,347
Income taxes payable	24,743	468

Total current liabilities	$252,199	$233,759
Long-term debt	42,985	88,608
Deferred taxes and other liabilities	63,087	65,674

Total liabilities	358,271	388,041

Shareholders’ equity:
Preferred stock	—	—
Common stock	704	699
Capital in excess of par	323,864	312,485
Retained earnings	977,659	926,468
Accumulated other comprehensive income	33,203	16,621

Total	1,335,430	1,256,273

Treasury stock, at cost	(412,626)	(412,536)

Total shareholders’ equity	922,804	843,737

Total liabilities and equity	$1,281,075	$1,231,778

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE NINE MONTHS ENDED
October 31, 2009 AND November 1, 2008
(In thousands)

	Nine Months Ended
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$64,426	$57,355
Non-cash adjustments to net earnings:
Depreciation and amortization	64,879	68,699
Tuxedo rental product amortization	33,149	31,739
Other	3,125	11,691
Changes in assets and liabilities	(3,179)	(81,423)

Net cash provided by operating activities	162,400	88,061

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(44,466)	(69,485)
Purchases of available-for-sale investments	—	(17,434)
Proceeds from sales of available-for-sale investments	19,410	59,921
Other investing activities	—	175

Net cash used in investing activities	(25,056)	(26,823)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	3,032	2,359
Proceeds from revolving credit facility	—	150,600
Payments on revolving credit facility	(25,000)	(105,975)
Payments on Canadian term loan	—	(31,880)
Cash dividends paid	(11,029)	(10,936)
Purchase of treasury stock	(90)	(156)
Other financing activities	(1,426)	(1,277)

Net cash (used in) provided by financing activities	(34,513)	2,735

Effect of exchange rate changes	8,295	(19,082)

INCREASE IN CASH AND CASH EQUIVALENTS	111,126	44,891
Balance at beginning of period	87,412	39,446

Balance at end of period	$198,538	$84,337